Exhibit 10.14

COTIVITI HOLDINGS, INC.
2016 Equity Incentive Plan

Form of Stock Option Award Agreement

This Stock Option Award Agreement (this “Agreement”) is made by and between Cotiviti Holdings, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), effective as of [•] (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Cotiviti Holdings, Inc. 2016 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant to the Participant of Stock Options to purchase shares of Common Stock (“Shares”) on the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.                                      Grant of Stock Options.  The Company has granted to the Participant, effective as of the Date of Grant, the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of [•] Shares, subject to adjustment as set forth in the Plan (the “Options”).  The Options are intended to be Nonqualified Stock Options.

2.                                      Exercise Price.  The exercise price of each Option is $[•] per Share, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.                                      Vesting of Options.

(a)                                 General. Except as otherwise provided in Section 3(b), 25% of the Options shall vest and become exercisable on each of the first four (4) anniversaries of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)                                 Change of Control. The Options shall fully vest upon a Change of Control, subject to continued employment on such date.

4.                                      Forfeiture; Expiration.

(a)                                 Termination of Service.  Any unvested Options will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason.  In the event the Participant’s Service is terminated for

Cause, all vested Options will also be forfeited immediately, automatically and without consideration upon such termination for Cause.  Without limiting the generality of the foregoing, the Options and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

(b)                                 Expiration.  Any unexercised Options will expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in Section 5 of this Agreement or in the Plan.

5.                                      Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Options at any time prior to the earliest to occur of:

(a)                                 the Expiration Date;

(b)                                 the date that is twelve (12) months following termination of the Participant’s Service due to death or Disability;

(c)                                  the date that is ninety (90) days following termination of the Participant’s Service other than for death, Disability or Cause; or

(d)                                 the date of termination of the Participant’s Service for Cause.

6.                                      Exercise of Options

(a)                                 Notice of Exercise.  Subject to Sections 4 and 5, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested Options (covering whole Shares) through your E*Trade Securities Account (or as otherwise specified by the Committee) in accordance with the procedures therein (a “Notice of Exercise”).  The Notice of Exercise will be electronically executed by the person exercising the Options.  In the event that the Options are being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Options.  The Participant or the Participant’s representative will deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 7 for the full amount of the Purchase Price (as defined below) and applicable withholding taxes as provided below.

(b)                                 Issuance of Shares.  After all requirements with respect to the exercise of the Options have been satisfied, the Committee will cause the Shares as to which the Options have been exercised to be issued (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Options (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship).  Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)                                  Withholding Requirements.  The Company shall have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the minimum statutory amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement,  or in the sole discretion of the Committee, such greater amount necessary to satisfy the Participant’s expected tax liability, provided that, the withholding of such greater amount does not result in adverse tax or accounting consequences to the Company (collectively, “Withheld Taxes”); provided further, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Purchase Price is permitted to be paid under Section 7 or any other manner permitted by the Plan, including through your E*Trade Securities Account.

7.                                      Payment for Shares.  The “Purchase Price” will be the Exercise Price multiplied by the number of Shares with respect to which Options are being exercised.  All or part of the Purchase Price and any Withheld Taxes may be paid as follows:

(a)                                 Cash or Check.  In cash or by bank certified check.

(b)                                 Brokered Cashless Exercise.  To the extent permitted by applicable law and the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates.  In that case, the Participant will electronically execute a Notice of Exercise and provide the Company’s third-party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price and/or Withheld Taxes, as applicable.  To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(c)                                  Net Exercise.  By reducing the number of Shares otherwise deliverable upon the exercise of the Options by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and/or Withheld Taxes, as applicable.

(d)                                 Surrender of Stock.  In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such Shares subject to such restriction or limitation.  Such Shares will be surrendered to the Company in good form for transfer and will be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Options, or to the extent applicable, on the date the Withheld Taxes are to be determined.  The Participant will not surrender, or attest to the ownership of, Shares in payment of the Purchase Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Options for financial reporting purposes that otherwise would not have been recognized.

8.                                      Adjustment to Options.  In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Options may be adjusted in accordance with Section 4.5 of the Plan.

9.                                      Restrictive Covenants. In consideration of the Options granted herein, to the extent the Participant is not a party to any employment agreement with the Company or any of its subsidiaries with similar restrictive covenants, the Participant agrees to be bound by the provisions set forth on Exhibit A attached hereto.

10.                               Miscellaneous Provisions

(a)                                 Securities Laws Requirements.  No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met.  As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements.  The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)                                 Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares subject to the Options until the Participant or the Participant’s representative becomes entitled to receive those Shares by (i) electronically executing a Notice of Exercise, (ii) paying the Purchase Price and Withheld Taxes as provided in this Agreement, and the Company actually receiving those amounts, (iii) the Company issuing those Shares and entering the name of the Participant in the register of shareholders of the Company as the registered holder of those Shares and (iv) satisfying any other conditions as the Committee reasonably requires.

(c)                                  Transfer Restrictions.  The Shares purchased by exercise of the Options will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)                                 No Right to Continued Service.  Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)                                  Notification.  Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt.  Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)                                   Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement.  This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)                                  Waiver.  No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)                                 Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)                                     Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)                                    Amendment.  Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)                                 Choice of Law; Jurisdiction.  This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(l)                                     Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)                             Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Such on-line or electronic system shall satisfy notification requirements discussed in Section 10(e).

(n)                                 Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Options subject to all of the terms and conditions of the Plan and this Agreement.  In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the dates set forth below.

PARTICIPANT	COTIVITI HOLDINGS, INC.

By:

Date:	Date:

Exhibit A

Restrictive Covenants

1.                                      Non-Disclosure and Nonuse of Trade Secrets, Confidential or Proprietary Information.

a.             The term “Company Information” means all information disclosed by the Company to Participant, as well as any information to which Participant has access or that is learned, generated, or created by Participant, whether alone or jointly with others in connection with Participant’s Service at the Company or its Subsidiaries. Company Information includes: (i) client lists and other client data, supplier lists, pricing information and fee schedules; (ii) employment, management and consulting and other organizational information; (iii) trade secrets and other proprietary business and management methods; (iv) competitive analyses and strategies; (v) all other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of the Company, which has been or may hereafter be learned, generated, created, or otherwise obtained by Participant, alone or jointly with others, whether in written, electronic, oral, or any other form; (vi) all methods and procedures relating developed by the Company or contemplated by the Company to be developed, including audit techniques, design and/or presentation of client data and computer screens, graphics and/or designs for the Company’s clients or used in connection with work performed by the Company for its clients, and client and prospective client presentation materials; and (vii) any extracts from items (i) to (vi). Company Information also includes information that is provided to the Company by third parties and is subject to obligations of confidentiality. The term “Company Information” does not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of Participant; (ii) information that Participant independently developed without the use of Company Information; or (iii) information disclosed to Participant by a third party not in violation of any obligations of confidentiality to the Company.

b.             Participant may use Company Information only to the extent required for Participant to perform Participant’s duties for the Company within the course and scope of Participant’s Service with the Company or its Subsidiaries. Participant may not use or disclose Company Information for any other purpose. Participant’s agrees to keep confidential all Company Information and to preserve the confidential and proprietary nature of the Company Information at all times. Participant may not disclose any Company Information except as specifically provided in this Exhibit A.

c.             All right, title and interest in and to Company Information will remain the property of the Company. Nothing in this Exhibit A will be construed to grant Participant any rights to or license under the Company Information or under any related patent, patent application, trademark, copyright, know-how, or other intellectual property of the Company and its clients.

d.             If Participant is requested or required by subpoena or court order to disclose any Company Information, Participant agrees to provide immediate notice of such request(s)

to the Company, and to use all reasonable efforts to resist disclosure until an appropriate protective order may be sought. If, in the absence of a protective order, Participant is nonetheless required to disclose Company Information then Participant may disclose such information without liability hereunder; provided that the Company has been given a reasonable opportunity to review the text of such disclosure before it is made and that disclosure is limited to only the Company Information specifically required to be disclosed.

e.             Upon the termination or expiration of Participant’s Service with the  Company or its Subsidiaries for any reason, or upon a written request from the Company, Participant agrees to return all Company Information and Company property in Participant’s possession, including all originals, copies, translations, notes, or any other form of said material. Participant may not retain any copy or duplicates of the Company Information, and will promptly delete or destroy all written, printed, electronic or other material or information derived from the Company Information.

f.             Participant acknowledges the protections provided to the Company’s Trade Secrets under applicable law.  Participant agrees not to disclose or misappropriate any Company Trade Secrets for so long as such materials or information constitute trade secrets. For purposes hereof the term “Trade Secret” is defined in the applicable State Trade Secrets Act.

g.             Participant acknowledges that in some instances, a Company Client’s files may contain confidential medical information (“Medical Information”). Participant agrees to comply with all obligations of the Company Client regarding confidentiality of Medical Information, and also agrees to comply with all applicable federal and state laws regarding Medical Information. Participant specifically agrees to be bound by the provisions of all federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records (42 CFR Part 2) and agrees to notify the Company about any judicial proceedings that include any effort to obtain access to patient related information in accordance with state and federal laws and regulations so that the Company can seek the requisite protective order.

h.             It is the Company’s policy to honor the confidentiality of other entities’ confidential and proprietary information. Accordingly, Participant may not disclose to the Company, or use or induce the Company to use, any confidential and proprietary information of any third party. Participant hereby represents and warrants to the Company that Participant has returned all property and confidential and proprietary information belonging to all prior employers and all third parties.

i.              Participant acknowledges and agrees that the Company Information protected by this Exhibit A is of a special, unique, unusual, extraordinary and intellectual character; that money damages would not be sufficient to avoid or compensate for the unauthorized use or disclosure of the Company Information; and, that specific performance, injunctive relief, and other equitable relief would be appropriate to prevent any actual or threatened use or disclosure of the Company Information. Participant also acknowledges that the interests of the Company in and to its Company Information may be irreparably injured by disclosure of such Company Information. The remedy stated above may be pursued in addition to any other remedies available at law or in equity for breach of this Agreement, and Participant agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Should litigation be instituted to enforce any provision hereof, the prevailing party will be entitled to recover all costs, including, without limitation, reasonable legal fees, cost of investigation and cost of settlement.

j.              A breach or violation of this agreement involving the violation of the Company’s Trade Secrets or Company Information by Participant while employed by the Company or its Subsidiaries shall entitle the Company to immediately terminate Participant’s Service with the Company or its Subsidiaries. In addition to such termination, the Company shall retain all other rights and remedies allowed to it by law or in equity. Unless Participant has an employment agreement with the Company or its Subsidiaries, Participant acknowledges and agrees that Participant’s Service with the Company or its Subsidiaries is for no definite period and that Participant’s Service with the Company or its Subsidiaries is “at-will” and subject to termination at any time, with or without cause.

2.                                      Non-Solicitation of Customers. During the term of Participant’s Service with the Company and for a period of two (2) years following the termination or expiration of Participant’s Service with the  Company or its Subsidiaries for any reason, Participant shall not (except on behalf of the Company) solicit, either directly or indirectly, any Person: (i) who is a client or who was a client or an actively sought prospective client of the Company, (ii) who is  located within the Territory (as defined in Attachment 1); (iii) with whom the Participant had Meaningful Business Contact at any time during the two (2) year period ending on the date on which the Participant’s Service with the  Company or its Subsidiaries ends (or shorter period, if applicable), (iv) for the purpose of selling or otherwise providing to such client or prospective client, any services or products that are substantially similar to or competitive with any of the services or products provided by the Company as of the date of Participant’s solicitation or the termination or expiration of Participant’s Service with the  Company or its Subsidiaries, whichever is earlier (“Competitive Services”). “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, joint stock company, trust or other entity. “Meaningful Business Contact” means a direct, substantive conference, meeting, correspondence, discussion, or other contact or communication (but not merely a mass mailing, “cold call” telephone solicitation, incidental meeting at trade shows or conventions or other like incidental contacts), that is intended to result in, lead to, maintain, increase, facilitate, further or otherwise aid, the sale, license or other provision of products or services sold or provided by the Company.  Upon termination of Participant’s Service with the Company or its Subsidiaries, Participant agrees not to contact any Company Client regarding work performed by Participant on behalf of the Company, unless Participant has received prior written permission from the Company to do so.

3.                                      Non-Solicitation of Employees. Participant agree that during the term of Participant’s Service with the Company and its Subsidiaries and for a period of two (2) years thereafter, Participant will not directly or indirectly (i) solicit any person who is at the time of the solicitation, or was, at any time during the two (2) year period ending on the date on which Participant’s Service with the Company and its Subsidiaries ends (or shorter period, if applicable), (ii) an employee, agent, or independent contractor of the Company, (iii) with whom Participant had business contact in the course of Participant’s Service with the Company and its Subsidiaries, (iv) for the purpose of offering employment to such person within the Territory with an individual or entity which is engaged in providing or selling Competitive Services, (v) for the purpose of providing any services which are substantially similar to the services performed by such person for the Company.

4.                                      Non-Compete. Participant agrees that during the term of Participant’s Service with the Company or its Subsidiaries and for a period of two (2) years thereafter, regardless of the reason for such separation, Participant will not directly or indirectly provide substantially similar professional services within the Territory to that part of any Person engaged in selling or providing Competitive Services.

5.                                      Protection of Intellectual Property. Participant acknowledges that in connection with Participant’s Service with the Company or its Subsidiaries, Participant may be involved in the creation or development of proprietary information, including algorithms, samples, innovation, works of authorship or creative works, knowhow, databases, (including payment policies, edits, rules, algorithms, processes, reports, recommendations, analytics and any research) which have been software, computer programs, audit techniques, improvements to software or computer programs or other protectable intellectual property. Participant hereby agrees that all such proprietary information and protectable intellectual property made or conceived by Participant, or developed, enhanced or worked on by Participant during the term of Participant’s Service with the Company or its Subsidiaries and which relates to the Business of the Company and only the Business of the Company shall be a “work made for hire” and shall be and remain the property of the Company. Participant acknowledges and agree that all such proprietary information (and any modifications thereof) shall be the sole and exclusive property of the Company, free of any reserved or other rights of any kind in Participant’s favor, and, to the extent possible, shall be considered a work made for hire for the Company within the meaning of the federal copyright law, Title 17 of the United States Code. If, for some reason, any such proprietary information (as related solely to the Business of the Company) is determined under applicable law not to be works made for hire for the Company or otherwise to be owned by Participant, Participant hereby irrevocably and unconditionally agrees to assign and transfer to the Company, and by virtue of this agreement, automatically assigns and transfers at the time of creation of any such proprietary information  (as related solely to the Business of the Company) to the Company, all of Participant’s right, title and interest in and to such proprietary information, without any payment therefore beyond the normal compensation provided Participant for Participant’s Services. At the request and expense of the Company, Participant shall make, execute and deliver any and all papers, assignments or instruments, and Participant shall assist the Company and perform, or cause to be performed, such other lawful acts as the Company may deem necessary or desirable in making or prosecuting applications for domestic and foreign patents, trademarks, copyrights and reissues and extensions and in order to complete the full assignment of Participant’s rights in such proprietary information  (as related solely to the Business of the Company) to the Company. At the request and expense of the Company, Participant shall assist and cooperate with the Company or its representatives in any controversies or legal proceedings relating to any Company Information or Inventions.

6.                                      Remedies. Participant expressly agrees and understands that the remedy at law for any breach by Participant of this Exhibit A will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Participant’s violation of any provision of this Exhibit A, the Company shall be entitled to immediate injunctive relief and may obtain a temporary restraining order and permanent injunction restraining any further breach. The parties hereby stipulate and agree to the exclusive jurisdiction of the federal or state courts within the State of New York for any action which may be brought under or in connection with this agreement. The failure of the Company or Participant at any time to insist upon a strict performance of any of the terms herein shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained. The provisions of this agreement are severable, and the enforceability or invalidity of any term or provision of this Exhibit A shall not affect the enforceability and validity of the remaining terms and provisions of this Exhibit A. If any one or more of the provisions contained in this Exhibit A shall for any reason be held to be expressly broad, as to duration, geographic scope, activity or subject matter, such provision(s) shall be construed by severing, limiting or reducing it or them so as to be enforceable to the extent compatible with the applicable law as it shall then exist. This Exhibit A shall be construed and enforced in accordance with Connecticut law. No provision of this Exhibit A is to be interpreted for or against either party solely because that party’s legal representative drafted such provision.

Attachment 1

Territories

For the purposes of the Exhibit A to which this Attachment 1 is attached, the “Territory” means Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as Washington D.C., Puerto Rico, and any other territories or possessions of the United States.